EXHIBIT 21.1

Subsidiaries of the Company

Twinlab Consolidation Corporation, a Delaware corporation

Twinlab Holdings, Inc., a Michigan corporation

ISI Brands, Inc., a Michigan corporation

Twinlab Corporation, a Delaware corporation

NutraScience Labs, Inc., a Delaware corporation

NutraScience Labs IP Corporation, a Delaware corporation